Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
1/24/11	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S DELIVERS ANOTHER YEAR OF STRONG RESULTS IN 2010

OAK BROOK, IL — McDonald’s Corporation today announced positive results for the fourth quarter and year ended December 31, 2010, fueled by strong comparable sales.

“Every day, more than 62 million customers around the world choose our restaurants for the McDonald’s experience – great tasting, high-quality food that’s affordable, convenient and served in a contemporary and inviting atmosphere. During 2010, we continued our efforts toward becoming our customers’ favorite place and way to eat and drink – and customers rewarded us by visiting our restaurants more often,” said McDonald’s Chief Executive Officer Jim Skinner. “As a result, we generated strong sales and delivered profitable market share growth, along with higher global revenues, operating income and earnings per share. McDonald’s continued success demonstrates that our Plan to Win works in any environment and has positioned us to continue our performance in 2011.”

Full year 2010 highlights included:

•	Global comparable sales increase of 5.0%, with positive comparable sales across all geographic segments for every quarter

•	Consolidated revenues up 6% (5% in constant currencies) to a record-high $24 billion

•	Combined operating margin increase of 90 basis points to 31.0%

•	Consolidated operating income increase of 9% (9% in constant currencies) with the U.S. up 7%, Europe up 8% (12% in constant currencies) and APMEA up 21% (11% in constant currencies)

•	Earnings per share of $4.58, up 11% (11% in constant currencies)

•	Return of $5.1 billion to shareholders through share repurchases and dividends paid

Fourth quarter highlights included:

•	Global comparable sales increase of 5.0%, with the U.S. up 4.4%, Europe up 3.4% and APMEA up 5.5%

•	Consolidated revenues increased 4% (5% in constant currencies)

•	Earnings per share of $1.16, up 5% (6% in constant currencies)

In the U.S., ongoing emphasis on driving customer traffic, menu innovation and compelling value delivered industry-leading comparable sales growth during the fourth quarter, despite December’s sales being dampened by inclement weather. During the quarter, the U.S. reinforced the Company’s dedication to value and variety by featuring Chicken McNuggets, McRib and the everyday affordability of the food and beverage options available across McDonald’s menu. The U.S. continued to build brand loyalty and enhanced the customer experience with the popular Monopoly promotion and the introduction of the Caramel Mocha to the successful McCafé line-up.

Europe’s comparable sales and guest counts increased for the quarter despite very severe weather, most notably in Germany and the U.K. during December. France and Russia led the segment’s fourth quarter operating income growth of 2% (9% in constant currencies). Europe’s focus on upgrading the customer experience through ongoing restaurant modernization, expanded drive-thru service and four-tier menu pricing contributed to the segment’s results.

In the fourth quarter, Asia/Pacific, Middle East and Africa (APMEA) delivered strong comparable sales, led by Japan, Australia and China, and operating income growth of 18% (10% in constant currencies). Menu innovation, value initiatives and limited-time offers created excitement and drove consumer demand in this key growth region.

Jim Skinner continued, “McDonald’s continues to operate from a position of strength. Our recurring cash flow and strong balance sheet allow us to invest appropriately in our business and return significant amounts of cash to our shareholders. In 2011, we plan to invest about $2.5 billion of capital – roughly half dedicated to opening approximately 1,100 new McDonald’s restaurants and the other half allocated to investing in our existing locations, including reimaging.”

Jim Skinner concluded, “Our results for 2010 reflect the power of our customer-centered initiatives, the fundamentals of our business model and the alignment between McDonald’s franchisees, suppliers and employees. I am confident that these strengths will endure and continue to deliver for our System and our shareholders over the long term. We are off to a good start in 2011 - our momentum is continuing in January with global comparable sales expected to increase 4-5%.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

	Quarters ended December 31,				Years ended December 31,
	2010	2009	% Inc	% Inc Excluding Currency Translation	2010	2009	% Inc	% Inc Excluding Currency Translation
Revenues	$6,214.1	$5,973.4	4	5	$24,074.6	$22,744.7	6	5
Operating income	1,857.2	1,826.3	2	3	7,473.1	6,841.0	9	9
Net income	1,242.3	1,216.8	2	3	4,946.3	4,551.0	9	8
Earnings per share-diluted*	1.16	1.11	5	6	4.58	4.11	11	11

*	Foreign currency translation had a negative impact of $0.02 on 2010 diluted earnings per share for the quarter and a positive impact of $0.01 per share for the year.

In addition, the following items impacted the constant currency growth in operating income and diluted earnings per share for the quarter and year ended December 31, 2010 compared with 2009:

For the quarters ended December 31, 2010 and 2009:

•

$0.01 per share after tax income in 2010 and $0.08 per share after tax income in 2009 of Impairment and other charges (credits), net primarily related to the resolution of certain liabilities retained in connection with the 2007 Latin America developmental license transaction

•	In aggregate, these items negatively impacted the constant currency growth in operating income and diluted earnings per share for the quarter by 3 and 7 percentage points, respectively

For the years ended December 31, 2010 and 2009:

•

$0.02 per share after tax charge in 2010 of Impairment and other charges (credits), net primarily related to restaurant closings in Japan in conjunction with the first quarter strategic review of the market’s restaurant portfolio, partly offset by after tax income primarily due to the resolution of certain liabilities retained in connection with the 2007 Latin America developmental license transaction

•

$0.08 per share after tax income in 2009 of Impairment and other charges (credits), net primarily related to the resolution of certain liabilities retained in connection with the 2007 Latin America developmental license transaction

•	$0.05 per share after tax gain in 2009 related to the sale of the Company’s minority interest in Redbox Automated Retail, LLC

•	In the aggregate, these items negatively impacted the constant currency growth in operating income and diluted earnings per share for the year by 1 and 5 percentage points, respectively

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.

Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on January 24, 2011. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter and year ended December 31, 2010.

The Company plans to release January 2011 sales information on February 8, 2011.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc / (Dec)

Quarters ended December 31,	2010	2009	$	%
Revenues
Sales by Company-operated restaurants	$4,170.2	$4,030.0	140.2	3
Revenues from franchised restaurants	2,043.9	1,943.4	100.5	5

TOTAL REVENUES	6,214.1	5,973.4	240.7	4

Operating costs and expenses
Company-operated restaurant expenses	3,379.8	3,271.6	108.2	3
Franchised restaurants–occupancy expenses	359.8	348.4	11.4	3
Selling, general & administrative expenses	665.8	655.8	10.0	2
Impairment and other charges (credits), net	(12.1)	(62.0)	49.9	80
Other operating (income) expense, net	(36.4)	(66.7)	30.3	45
Total operating costs and expenses	4,356.9	4,147.1	209.8	5

OPERATING INCOME	1,857.2	1,826.3	30.9	2

Interest expense	117.0	115.2	1.8	2
Nonoperating (income) expense, net	6.6	10.1	(3.5)	(35)

Income before provision for income taxes	1,733.6	1,701.0	32.6	2
Provision for income taxes	491.3	484.2	7.1	1

NET INCOME	$1,242.3	$1,216.8	25.5	2

EARNINGS PER SHARE-DILUTED	$1.16	$1.11	0.05	5

Weighted average shares outstanding-diluted	1,068.8	1,093.1	(24.3)	(2)

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc / (Dec)

Years ended December 31,	2010	2009	$	%
Revenues
Sales by Company-operated restaurants	$16,233.3	$15,458.5	774.8	5
Revenues from franchised restaurants	7,841.3	7,286.2	555.1	8

TOTAL REVENUES	24,074.6	22,744.7	1,329.9	6

Operating costs and expenses
Company-operated restaurant expenses	13,059.5	12,651.2	408.3	3
Franchised restaurants–occupancy expenses	1,377.8	1,301.7	76.1	6
Selling, general & administrative expenses	2,333.3	2,234.2	99.1	4
Impairment and other charges (credits), net	29.1	(61.1)	90.2	n/m
Other operating (income) expense, net	(198.2)	(222.3)	24.1	11
Total operating costs and expenses	16,601.5	15,903.7	697.8	4

OPERATING INCOME	7,473.1	6,841.0	632.1	9

Interest expense	450.9	473.2	(22.3)	(5)
Nonoperating (income) expense, net	21.9	(24.3)	46.2	n/m
Gain on sale of investment		(94.9)	94.9	n/m

Income before provision for income taxes	7,000.3	6,487.0	513.3	8
Provision for income taxes	2,054.0	1,936.0	118.0	6

NET INCOME	$4,946.3	$4,551.0	395.3	9

EARNINGS PER SHARE-DILUTED	$4.58	$4.11	0.47	11

Weighted average shares outstanding-diluted	1,080.3	1,107.4	(27.1)	(2)

n/m Not meaningful